Exhibit 99

February 27, 2008

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative
Officer & Chief Financial Officer
(304) 242-3770

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES YEAR END AND FOURTH QUARTER 2007 EARNINGS

Wheeling, WV, February 27, 2008–First West Virginia Bancorp, Inc. (AMEX: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced year end earnings along with fourth quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the year ended December 31, 2007, was $2,035,962 or $1.33 per share as compared to $2,143,824 or $1.40 per share for the year ended December 31, 2006. Mr. Dlesk reported that the decrease in earnings during 2007 over 2006 was primarily attributed to the decrease in net interest income and noninterest income which were offset in part by the decrease in noninterest expenses and the decrease in the provision for loan losses. Net interest income decreased $552,315 or 6.3% in 2007 as compared to 2006 and was primarily due to a decline in the interest earned on loans combined with the increase in the interest paid on interest bearing liabilities, offset in part by an increase in the interest earned on investment securities. Noninterest income decreased $22,661 or 1.6% in 2007 as compared to 2006 and resulted primarily due to a decrease in gains (losses) on sales of investment securities which was offset in part by increases in service charges and other fees and other operating income. Noninterest expenses decreased $341,783 or 4.5% in 2007 over 2006 primarily due to decreases in salary and employee benefits expenses, net occupancy expenses of bank premises, and other operating expenses. Salary and employee benefits decreased $218,104 or 5.4% in 2007 over 2006 and was primarily due to the reduction in employee benefit expenses related to deferred compensation expenses, the decrease in uniform costs for bank personnel, and the reduction in the annual contribution to the profit sharing plan, combined with a decline in personnel expense as a result of a decrease in the number of full-time equivalent employees primarily related to the closure of the Moundsville branch office during 2007. A negative provision for loan losses in the amount of $100,000 was recorded in 2007 to reduce the allowance for loan losses based upon the decline in specific reserves required on nonperforming assets and the overall improvement in the performance of the loan portfolio. There was no provision made to the allowance for loan losses during 2006.

The Company ended the year 2007 with total assets of $253,186,790, a decrease of .5% as compared to the prior year. Total loans increased $1,029,873 or .9% from $120,709,320 at December 31, 2006 to $121,739,193 at December 31, 2007. Total deposits were $203,126,831 at December 31, 2007 as compared to $210,408,415 at December 31, 2006, a decrease of 3.5%. Stockholders’ equity increased 3.4% in 2007 entirely from current earnings after quarterly dividends and increased 4.3% from the effect of the change in the net unrealized gains (losses) on securities available for sale.

Net income for the fourth quarter of 2007 was reported at $534,931 or $.35 per share, up 32.9% compared to $402,655 or $.26 per share reported for the same period a year earlier. The increase in earnings during the fourth quarter of 2007 compared to 2006 was primarily attributed to the increases in net interest income and in noninterest income, offset in part by a decrease in operating expenses. Net interest income increased $26,614 or 1.3% over the same period in 2006. Noninterest income increased $51,891 or 14.7% over the same period in 2006. Noninterest expenses decreased $128,633 or 6.6% during the fourth quarter of 2007 as compared to 2006.

Financial Highlights for the year-end and fourth quarter of 2007 for the Company are presently below.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	December 31, 2007	December 31, 2006
AT YEAR END
Total Assets	$253,187	$254,438
Total Deposits	203,127	210,409
Total Loans net of unearned income	121,739	120,709
Total Investment Securities	106,647	110,894
Shareholders’ Equity	27,215	25,277
Shareholders’ Equity Per Share of Common Stock	17.81	16.54

FOR THE TWELVE MONTHS ENDED
Net income	2,036	2,144
Provision for Loan Losses	(100)	—
Earnings Per Share of Common Stock	1.33	1.40
Dividends Per Share of Common Stock	.76	.76
Return on Average Assets	.80%	.82%
Return on Average Equity	7.76%	8.44%

FOR THE THREE MONTHS ENDED
Net income	535	403
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock	.35	.26
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	.83%	.62%
Return on Average Equity	7.98%	6.20%
Average shares outstanding at December 31,	1,528,443	1,528,443

First West Virginia Bancorp, Inc. stock is traded on the American Stock Exchange under the symbol “FWV.”